As filed with the Securities and Exchange Commission on September 30, 2004
Registration No. 333-119405

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST EFFECTIVE AMENDMENT NO. 2 TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INFORM WORLDWIDE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Colorado	84-1425882
(State or other jurisdiction(IRS Employer Identification No.) of incorporation or organization)	(IRS Employer Identification No.)

2501 North Green Valley Parkway, Suite 110-D Henderson, NV 89014
_________________________________________________________________________________
(Address of Principal Executive Offices) (Zip Code)

SECOND AMENDED AND RESTATED 2004 INFORM WORLDWIDE HOLDINGS, INC. EMPLOYEE STOCK INCENTIVE PLAN INFORM WORLDWIDE HOLDINGS, INC. AND SECOND AMENDED AND RESTATED 2004 NON-EMPLOYEE DIRECTORS AND CONSULTANTS RETAINER STOCK PLAN

(Full title of the plan)
Randy W. Betts
Chief Executive Officer
2501 North Green Valley Parkway, Suite 110-D
Henderson, NV 89014
_______________________
(Name and address of agent for service)
(702) 317-2300
(Telephone number, including area code, of agent for service)
Calculation of Registration Fee
Title of securities to be registered	Amount to be registered(1)(3)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(4)	Amount of registration fee(2)(3)
Common Stock, no par value, to be issued pursuant to the Second Amended and Restated 2004 Inform Worldwide Holdings, Inc. Employee Stock Incentive Plan and the Second Amended and Restated Inform Worldwide Holdings, Inc. 2004 Non-Employee Directors and Consultants Retainer Stock Plan	233,000,000 shares	$0.003	$450,000	$57.01

(1)    This Registration Statement shall also cover any additional shares of common stock which become issuable under the Plans being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)    Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the last sale of the Registrant’s common stock on January 5, 2005, as reported in the over-the-counter market.

(3)    50,000,000 of the shares authorized under the Plan were registered on September 30, 2004 pursuant to the original Registration Statement 333-119405. A fee of $190.05 was paid in connection with the original Registration Statement. An additional $83.62 fee was paid in connection with the Post Effective Amendment Number 1 to the original Registration Statement 333-119405 filed on December 16, 2004. The $57.01 fee set forth above represents the fee paid in connection with the additional 150,000,000 shares registered pursuant to this Post Effective Amendment Number 2 to the original Registration Statement 333-119405.

(4)    Based upon the registration of an additional 150,000,000 shares in connection with this Post Effective Amendment Number 2 to the original Registration Statement 333-119405.
.
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EXPLANATORY NOTE

SECOND AMENDED AND RESTATED
INFORM WORLDWIDE HOLDINGS, INC.
2004 NON-EMPLOYEE DIRECTORS
AND CONSULTANTS RETAINER STOCK PLAN

And

SECOND AMENDED AND RESTATED
INFORM WORLDWIDE HOLDINGS, INC.
2004 EMPLOYEE STOCK INCENTIVE PLAN

On September 30, 2004, we filed with the Securities and Exchange Commission (SEC) a Registration Statement No. 333-119405 on Form S-8, pertaining to our 2004 Inform Worldwide Holdings, Inc. Employee Stock Incentive Plan And Inform Worldwide Holdings, Inc. 2004 Non-Employee Directors and Consultants Retainer Stock Plan. On December 16, 2004 we filed with the SEC, Post Effective Amendment No. 1 to our Form S-8 No. 333-119405 to increase the number of shares of common stock and options to purchase common stock available for issuance from 50,000,000 to 83,000,000. This Post Effective Amendment No. 2 to our Form S-8 No. 333-119405 increases the number of shares of common stock and options to purchase common stock available for issuance from 83,000,000 to 233,000,000.

As of the date of this Post Effective Amendment No. 2, a total of 83,000,000 shares have been issued under our 2004 Inform Worldwide Holdings, Inc. Employee Stock Incentive Plan and the Inform Worldwide Holdings, Inc. 2004 Non-Employee Directors and Consultants Retainer Stock Plans, leaving zero shares of our common stock and options to purchase common stock available under the Plans.

Except as described above, no other changes have been made to our Form S-8 Registration Statement No. 333-119405. For the convenience of the reader and as required under SEC rules, this Post-Effective Amendment No. 2 to Form S-8 sets forth the complete text of Form S-8 rather than just the amended portions thereof. To preserve the nature and character of the disclosures set forth in these Items as originally filed, this Post-Effective Amendment No. 2 to Form S-8 continues to speak as of September 30, 2004, and, except as amended herein, we have not updated the disclosures in this Post-Effective Amendment No. 2 to speak as of a later date or to reflect events which occurred at a later date. For Items not modified herein, reference should be made to our Registration Statement No. 333-119405 on Form S-8 as filed with the SEC on September 30, 2004. The filing of this Post-Effective Amendment No. 2 is not an admission that our Registration Statement No. 333-119405 on Form S-8, when filed, knowingly included any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) the Securities Exchange Act of 1934:

1.    Our Annual Report on Form 10-KSB for the fiscal year ended June 30, 2004.

2.    Our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004.

3.     All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since December 31, 2003; and

4.    The description of the our common stock, no par value, contained in our Registration Statement on Form 8-A, including any amendments or reports filed for the purpose of updating such description.

5.    All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all of the securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein as set forth above shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You may request a copy of these filings at no cost by writing or telephoning us at the following address: Randy W. Betts, Chief Executive Officer, 2501 North Green Valley Parkway, Suite 110-D, Henderson, NV 89014; (702) 317-2300.

Item 4. Description of Securities.

Inapplicable.

Item 5. Interests of Named Experts and Counsel.

Spectrum Law Group, LLP and certain affiliates of Spectrum Law Group, LLP may be issued shares of our common stock pursuant to this offering.

Item 6. Indemnification of Directors and Officers.

       Colorado Statutes

       Sections 7-109-102, et. seq., of the Colorado Statutes, as amended, provides for the indemnification of the Company’s officers, directors, employees and agents under certain circumstances as follows:

7-109-102.    Authority to indemnify directors.

(1)    Except as provided in subsection (4) of this section, a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:

(a)    The person conducted himself or herself in good faith; and

(b)     The person reasonably believed:

   (I)    In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation’s best interests; and

   (II)    In all other cases, that his or her conduct was at least not opposed to the corporation’s best interests; and

(c) In the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

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(2)     A director’s conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (II) of paragraph (b) of subsection (1) of this section. A director’s conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirements of paragraph (a) of subsection (1) of this section.

(3)     The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

(4)     A corporation may not indemnify a director under this section:

   (a)    In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

        (b)    In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

(5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.History

7-109-103.    Mandatory indemnification of directors.Statute text

Unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

7-109-104.    Advance of expenses to directors.Statute text

(1)    A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

  (a)    The director furnishes to the corporation a written affirmation of the director’s good faith belief that he or she has met the standard of conduct described in section 7-109-102;

  (b)    The director furnishes to the corporation a written undertaking, executed personally or on the director’s behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and

  (c)    A determination is made that the facts then known to those making the determination would not preclude indemnification under this article.

(2)    The undertaking required by paragraph (b) of subsection (1) of this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

(3)    Determinations and authorizations of payments under this section shall be made in the manner specified in section 7-109-106.

7-109-105.    Court-ordered indemnification of directors.

(1)     Unless otherwise provided in the articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

   (a)    If it determines that the director is entitled to mandatory indemnification under section 7-109-103, the court shall order indemnification, in which case the court shall also order the corporation to pay the director’s reasonable expenses incurred to obtain court-ordered indemnification.

   (b)    If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in section 7-109-102 (1) or was adjudged liable in the circumstances described in section 7-109-102 (4), the court may order such indemnification as the court deems proper; except that the indemnification with respect to any proceeding in which liability shall have been adjudged in the circumstances described in section 7-109-102 (4) is limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

7-109-106.    Determination and authorization of indemnification of directors.Statute text

(1)    A corporation may not indemnify a director under section 7-109-102 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 7-109-102. A corporation shall not advance expenses to a director under section 7-109-104 unless authorized in the specific case after the written affirmation and undertaking required by section 7-109-104 (1) (a) and (1) (b) are received and the determination required by section 7-109-104 (1) (c) has been made.

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(2)    The determinations required by subsection (1) of this section shall be made:

  (a)    By the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or

  (b)    If a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee.

(3)    If a quorum cannot be obtained as contemplated in paragraph (a) of subsection (2) of this section, and a committee cannot be established under paragraph (b) of subsection (2) of this section, or, even if a quorum is obtained or a committee is designated, if a majority of the directors constituting such quorum or such committee so directs, the determination required to be made by subsection (1) of this section shall be made:

  (a)    By independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in paragraph (a) or (b) of subsection (2) of this section or, if a quorum of the full board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors; or

  (b)    By the shareholders.

(4) Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible; except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected such counsel.

7-109-107.    Indemnification of officers, employees, fiduciaries, and agents.Statute text

(1)    Unless otherwise provided in the articles of incorporation:

  (a)    An officer is entitled to mandatory indemnification under section 7-109-103, and is entitled to apply for court-ordered indemnification under section 7-109-105, in each case to the same extent as a director;

  (b)    A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

  (c)    A corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

7-109-109.    Limitation of indemnification of directors.Statute text

(1)    A provision treating a corporation’s indemnification of, or advance of expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract, except an insurance policy, or otherwise, is valid only to the extent the provision is not inconsistent with sections 7-109-101 to 7-109-108. If the articles of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

(2)    Sections 7-109-101 to 7-109-108 do not limit a corporation’s power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent in the proceeding.

7-109-110.    Notice to shareholders of indemnification of director.Statute text

If a corporation indemnifies or advances expenses to a director under this article in connection with a proceeding by or in the right of the corporation, the corporation shall give written notice of the indemnification or advance to the shareholders with or before the notice of the next shareholders’ meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action.

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Articles of Incorporation

Our Articles of Incorporation provide for the following:

The Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expenses incurred by reason of the fact that he is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, he is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity or of an employee benefit plan. The Corporation shall also indemnify any person who is serving or has served the Corporation as a director, officer, employee, fiduciary, or agent, and that person’s estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise.

Bylaws

Our Bylaws provide for the indemnification of our directors and officers under certain circumstances as follows:

"Article V

Section 2 - Indemnification Of Directors And Officers: When a person is sued, either alone or with others, because he is or was a director or officer of the corporation, or of another corporation serving at the request of this corporation, in any proceeding arising out of his alleged misfeasance or nonfeasance in the performance of his duties or out of any alleged wrongful act against the corporation or by the corporation, he shall be indemnified for his reasonable expenses, including attorneys’ fees incurred in the defense of the proceeding, if both of the following conditions exist:

(A)    The person sued is successful in whole or in part, or the proceeding against him is settled with the approval of the court.

            (B)    The court finds that his conduct fairly and equitably merits such indemnity.

The amount of such indemnity which may be assessed against the corporation, its receiver, or its trustee, by the court in the same or in a separate proceeding shall be so much of the expenses, including attorneys’ fees incurred in the defense of the proceeding, as the court determines and finds to be reasonable.

Application for such indemnity may be made either by the person sued or by the attorney or other person rendering services to him in connection with the defense, and the court may order the fees and expenses to be directly to the attorney or other person, although he is not a party to the proceeding. Notice of the application for such indemnity shall be served upon the corporation, its receiver, or its trustee, and upon the plaintiff and other parties to the proceeding. The court may order notice to be given also to the shareholders in the manner provided in Article II, Section 2, for giving notice of shareholders’ meetings, in such form as the court directs.

Item 7. Exemption from Registration Claimed.

Inapplicable.

Item 8. Exhibits.

Exhibit NumberDescription

4.1	Second Amended and Restated 2004 Inform Worldwide Holdings, Inc. Employee Stock Incentive Plan
4.2	Second Amended and Restated Inform Worldwide Holdings, Inc. 2004 Non-Employee Directors and Consultants Retainer Stock Plan
5.1	Opinion of Spectrum Law Group, LLP re: legality of shares.
23.1	Consent of Spectrum Law Group, LLP (filed as Exhibit 5.1 herein).
23.2*	Consent of Ehrhardt Keefe Steiner & Hottman PC

* Previously filed with the original Registration Statement 333-119405 filed

Item 9. Undertakings.

A.    The undersigned registrant hereby undertakes to file during any period in which offers or sales of the securities are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed or any material change to such information set forth in the Registration Statement.

B.    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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C.    The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

E.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

The Registrant

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on January 6, 2005.

INFORM WORLDWIDE HOLDINGS, INC.

Date: January 6, 2005	By:	/s/ Randy W. Betts
Randy W. Betts
Title: Chief Executive Officer, Chief Financial Officer, and Secretary

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signatures            Title                        Date

/s/ Randy W. Betts        Chief Executive Officer, Chief Financial                                           January 6, 2005
Randy W. Betts            Officer and Secretary

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